Exhibit 99.3

REPRESENTATION PURSUANT TO INSTRUCTION 2 TO

ITEM 8.A.4 OF FORM 20-F

February 14, 2023

In connection with the filing of a Registration Statement on Form F-4 (the “Registration Statement”) by MNG Havayolları ve Taşımacılık A.Ş., a joint stock corporation organized under the laws of Türkiye (the “Company”), relating to a proposed business combination with Golden Falcon Acquisition Corp., a Delaware corporation, the Company represents to the U.S. Securities and Exchange Commission that:

1.

The Company is not currently a public reporting company in any jurisdiction and is not required by any jurisdiction outside the United States to issue audited financial statements as of a date not older than 12 months at the date of filing the Registration Statement;

2.

Compliance with the requirement in Item 8.A.4 of Form 20-F that the audited financial statements must be as of a date not older than 12 months at the date of filing the registration statement is impracticable and involves undue hardship for the Company; and

3.	At the time the Registration Statement is declared effective by the SEC, the Company will have audited annual financial statements not older than fifteen months.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this representation as of the date first above written.

MNG Havayolları ve Taşımacılık A.Ş.

By:	/s/ Ali Sedat Özkazanç
Name: Ali Sedat Özkazanç
Title: Chief Executive Officer

[Signature Page to Item 8.A Representation]